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Exhibit 2.1



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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                 -----------------------------------------------

         Agreement and Plan of Merger and Reorganization, dated as of September 17, 1999 (this "Agreement"), by and among Realm Production and Entertainment Inc., a Florida corporation ("Parent"), Realm Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and emailthatpays.com, a Nevada corporation ("email").

                                   BACKGROUND

         A. The Boards of Directors of Parent, Merger Sub and email have each determined that it is advisable and in the best interests of their respective corporations and stockholders for email to be acquired by Parent pursuant to a merger (the "Merger") of Merger Sub with and into email upon the terms and subject to the conditions set forth herein.

         B. In furtherance thereof, the Boards of Directors of Parent, Merger Sub and email have each approved the Merger in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA"), the Nevada Revised Statutes (the "NRS") and the Delaware General Corporation Law ("DGCL") and upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and email hereby agree as follows:


                                   ARTICLE 1.

                                   THE MERGER

         Section 1.1 The Merger. At the Effective Time (as defined herein), and subject to and upon the terms and conditions of this Agreement, the FBCA, the NRS and the DGCL, Merger Sub shall be merged with and into email, the separate corporate existence of Merger Sub shall cease, and email shall continue as the surviving corporation. email, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 1.2 Effective Time. As of the Closing (as defined below), the parties hereto shall cause the Merger to be consummated by filing certificates of merger (the "Certificates of Merger") with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA, the NRS and the DGCL, respectively (the time of such filings being the "Effective Time").

         Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the FBCA, the NRS and the DGCL.



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         Section 1.4 Articles of Incorporation; By-Laws.

                          (a) Articles of Incorporation. At the Effective Time,
the articles of incorporation of email, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Surviving Corporation until thereafter amended as provided by the NRS and such articles of incorporation.

                          (b) By-Laws. At the Effective Time, the by-laws of
email, as in effect immediately prior to the Effective Time, shall be the by-laws of Surviving Corporation until thereafter amended as provided by FBCA, the articles of incorporation of the Surviving Corporation and such by-laws.

         Section 1.5 Directors and Officers. Following the Effective Time, the officers and directors of Parent shall be elected by the holders of the Parent Common Stock (as defined below) as provided in the articles of incorporation and by-laws of Parent, as amended, in each case until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

         Section 1.6 Effect on Capital Stock. Subject to the terms and conditions contained herein, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or email:

                          (a) Outstanding Stock of email. All of the shares of
capital stock of email issued and outstanding as of the Effective Time (collectively, the "email Shares") shall be converted into the right to receive, in the aggregate, six million five hundred seventy-two thousand (6,572,000) newly issued shares of common stock, par value $.005 per share, of Parent ("Parent Common Stock"). The Parent Common Stock issuable under this Section 1.6(a) is sometimes referred to herein as the "Merger Consideration."

                          (b) Capital Stock of Merger Sub. All of the shares of
common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of email after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of email.

                          (c) Delivery of Certificates. At the Closing (as
defined below), Parent will cause to be delivered a certificate or certificates representing the shares of Parent Common Stock issuable as Merger Consideration hereunder to the shareholders of email as of the Closing Date (the "email Shareholders") in such amounts and registered in such names as set forth on
Schedule 1.6.

         Section 1.7 Tax-Free Reorganization. It is intended by the parties hereto that the Merger constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code"). The parties hereto agree to utilize commercially reasonable efforts and to cooperate with each other, to cause the Merger to be a tax-free reorganization within the meaning of Section 368 of the Code.

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                                   ARTICLE 2.

                                   THE CLOSING

         Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, 260 S. Broad Street, Philadelphia, Pennsylvania, on September 28, 1999, or at such other time and place as the parties shall agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

         Section 2.2 Deliveries by email.

                          (a) At the Closing, email shall deliver to Parent
(unless delivered previously), the following:

                                   (1) stock certificates endorsed in blank
         representing the email Shares;

                                   (2) the certificates referred to in Sections
         5.4 and 5.5;

                                   (3) the opinion of counsel referred to in
         Section 5.6;

                                   (4) executed counterparts of any consents
         referred to in Section 5.8; and

                                   (5) all other previously undelivered
         documents and instruments required to be delivered by email to Parent at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         Section 2.3 Deliveries by Parent.

                          (a) At the Closing, Parent shall deliver to email
(unless delivered previously) the following:

                                   (1) a certificate or certificates
         representing the Parent Common Stock;

                                   (2) the certificates referred to in Sections
         6.5 and 6.6; and

                                   (3) all other previously undelivered
         documents and instruments required to be delivered by Parent to email at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.


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                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF EMAIL

         email represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except for representations and warranties that expressly relate to a different date) as follows:

         Section 3.1 Organization, Etc. email is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. email has the corporate power and authority to conduct its business as it is currently being conducted and to own and lease the property and assets that it now owns and leases. email does not do business as a foreign corporation in any jurisdiction where the failure to be qualified as a foreign corporation would have a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings or prospects of email (a "Material Adverse Effect"). The copies of the articles of incorporation and by-laws of email, delivered to Parent by email, are complete and correct copies of such instruments as currently in effect. Except as set forth on Schedule 3.1, email does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest, in any corporation, partnership, joint venture or other business association, entity or person.

         Section 3.2 Authorization. email has all the power and authority to execute, deliver and consummate the transactions contemplated by this Agreement. This Agreement is a valid and binding obligation of email, enforceable against email in accordance with its terms. email has taken all action required by the NRS, its articles of incorporation, by-laws or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other act or proceeding on the part of email is necessary to authorize this Agreement or the transactions contemplated hereby.

         Section 3.3 Capitalization. The capitalization of email as of the date hereof, including the authorized capital stock and the number of shares issued and outstanding of each class of capital stock is set forth on Schedule 3.3. All of the shares of capital stock of email have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, stock options, warrants or other agreements or commitments obligating email to issue additional shares of its capital stock or options, warrants or other securities convertible into or exchangeable for shares of its capital stock.

         Section 3.4 No Violation. Neither the execution or delivery by email of this Agreement or any agreement contemplated hereby, nor the performance by email of the transactions contemplated hereby or thereby (i) conflicts with, or constitutes a breach or default under (A) the articles of incorporation or by-laws of email, (B) any applicable judgment, order, writ, injunction or decree of any court or (C) any applicable law or any applicable rule or regulation of any administrative agency or governmental or regulatory authority or (ii) except for the consents required prior to the consummation of the transactions contemplated by this Agreement as set forth on Schedule 3.13, violates, conflicts with, or constitutes a default (or an event or condition that, with

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notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or causes the acceleration of the maturity of any liability or obligation pursuant to, or results in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the property or assets of email under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which email is a party or by which email may be bound or affected or to which any of the property or assets of email may be subject.

         Section 3.5 Financial Statements. The balance sheets of email at December 31, 1998 and June 30, 1999 (the balance sheet as of June 30, 1999, the "Balance Sheet") and the statements of income, changes in stockholders' equity and cash flows for the period from inception through December 31, 1998 and the six month period ended June 30, 1999 heretofore provided to Parent are true, complete and accurate and, with respect to such balance sheets and the notes thereto, fairly present the assets, liabilities and financial condition of email as of the respective dates thereof and, with respect to such statements of income, changes in stockholders' equity and cash flows and the notes thereto, fairly present the results of operations of email for the periods referred to therein, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise specifically disclosed therein.

         Section 3.6 No Undisclosed or Contingent Liabilities. email has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are not fully reflected on the Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business since the date thereof, and there is no basis for the assertion against email of any liability or obligation of any nature whatsoever not fully reflected on the Balance Sheet.

         Section 3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since the date of the Balance Sheet, email has conducted its business only in the ordinary course and consistent with past practice, and has not:

                          (a) Suffered any material adverse change in its
operations, condition (financial or otherwise), assets, liabilities, earnings, working capital or prospects;

                          (b) Incurred any liabilities or obligations (absolute,
accrued, contingent or otherwise) except immaterial items incurred in the ordinary course of business and consistent with past practice (including obligations or liabilities arising from one transaction or a series of related or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                          (c) Paid, discharged or satisfied any claims,
liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected


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or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet;

                          (d) Permitted or allowed any of its assets to be
subjected to any mortgage, pledge, lien, security interest encumbrance, restriction or charge of any kind;

                          (e) Written down the value of any inventory or written
off as uncollectible any notes or accounts receivable;

                          (f) Canceled any debts or waived any claims or rights
of substantial value;

                          (g) Sold, transferred or otherwise disposed of any of
its properties or assets, except in the ordinary course of business and consistent with past practice;

                          (h) Disposed of or permitted to lapse any rights to
the use of any patent, trademark, trade name, service mark or copyright, or disposed of or disclosed to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                          (i) Granted any general increase in the compensation
of employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

                          (j) Made any capital expenditure or commitment for
additions to its property, equipment or intangible capital assets;

                          (k) Made any change in any method of accounting or
accounting practice or failed to maintain its books, accounts and records in the ordinary course of business and consistent with past practice;

                          (l) Failed to maintain any properties or equipment in
good operating condition and repair;

                          (m) Failed to maintain in full force and effect all
existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or taken or failed to take any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

                          (n) Entered into any transaction or made or entered
into any material contract or commitment, or terminated or amended any material contract or commitment, except in the ordinary course of business and consistent with past practice, and not in excess of current requirements;


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                          (o) Taken any action that could have a material
adverse effect on its business organization or its current relationships with its employees, suppliers, distributors, advertisers, subscribers or others having business relationships with it;

                          (p) Declared, paid or set aside for payment any
dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities; or

                          (q) Agreed in writing or otherwise to take any action
with respect to any of the matters described in this Section 3.7.

         Section 3.8 Litigation, Orders. There are no claims, actions, suits, proceedings, investigations or inquiries pending before any court, arbitrator or governmental or regulatory official or office, or threatened against or affecting email or questioning the validity of this Agreement, the transactions contemplated hereby or any action taken or to be taken by email pursuant to this Agreement or pursuant to any other agreement contemplated hereby, at law or in equity, before or by any federal, state, local or foreign governmental authority; nor is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation. email is not subject to any judgment, order or decree entered in any lawsuit or proceeding that has had or may have a material adverse effect on email's ability to acquire any property for the use or benefit of email or to conduct its business in any area.

         Section 3.9 Title to Properties; Encumbrances. Except as set forth on
Schedule 3.9, email does not own or lease any real property. email has good, marketable and defensible title to all of its properties and assets, including any vehicles, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, that do not materially detract from the value of or interfere with the present use of the property affected thereby or that would not and are not reasonably likely to have a Material Adverse Effect; and all leases pursuant to which email leases other real or personal property, including any vehicles, are in good standing, valid and effective in accordance with their respective terms, and there is not under any such lease any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

         Section 3.10 Equipment. The equipment of email has no known material defects and is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for its current uses. None of such equipment is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

         Section 3.11 Compliance with Law. email is currently in compliance in all material respects with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs and injunctions of all federal, state, local or foreign governmental authorities (collectively, "Laws"), including all Laws relating to the safe conduct of email's business, environmental protection and conservation, antitrust, taxes, consumer protection, currency exchange, equal opportunity, health, sanitation, fire, zoning, building, occupational safety, pension, securities and trademark and copyright; and email has not received notification in the last three years of any

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asserted present or past failure to so comply. email is not required to obtain any permits, licenses or other authorizations under the Laws for email to conduct its business.

         Section 3.12 Taxes.

                          (a) email has timely filed (including any applicable
extension periods) all tax reports, returns and forms required to be filed by applicable federal, state, local or foreign tax laws, and all such reports, returns and forms are correct and complete; copies of all tax returns for email in respect of all years not barred by the statute of limitations have been delivered by email to Parent and all such returns are listed on Schedule 3.12. Except as set forth on Schedule 3.12, none of email's tax returns have been examined or audited by the Internal Revenue Service or any other state or local taxing authority.

                          (b) With respect to each of email's tax returns that
have been examined by the Internal Revenue Service or any state or local taxing authority (collectively, an "Authority"), which returns are identified in
Schedule 3.12, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any Authority in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. No state of facts exists or has existed that would constitute grounds for the assessment of any tax liability with respect to the periods that have not been audited by the Internal Revenue Service or any Authority. Except to the extent set forth in
Schedule 3.12, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local tax return for any period.

                          (c) email has timely paid all federal, state, local
and foreign income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax due or claimed to be due from email by the Internal Revenue Service or any Authority. No tax liens have been filed on any property or assets of email and no claims are being asserted with respect to any taxes.

                          (d) email has complied with all applicable laws, rules
and regulations relating to the payment and withholding of taxes and has withheld all amounts required by law to be withheld from the wages or salaries of its employees, and is not liable for any taxes or other charges for failure to comply with such laws, rules and regulations.

         Section 3.13 Consents and Approvals. Except as set forth on Schedule 3.13, email is not required to obtain, transfer or cause to be transferred any consent, approval, license, permit or authorization of, or make any declaration, filing or registration with, any third party or any governmental or regulatory authority in connection with (a) the execution and delivery of this Agreement,
(b) the execution and delivery of any agreement contemplated hereby, (c) the consummation of the transactions contemplated hereby or thereby or (d) the ownership and operation by Parent of email.


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         Section 3.14 Contracts, Commitments and Returns.

                          (a) Schedule 3.14 sets forth complete and accurate
lists of the following:

                                   (1) All real property leased by email, and
the location thereof and the description of any structures located thereon together with the annual rental and unexpired lease term and identity of the owner for any real property leased;

                                   (2) All employment, consulting or agency
agreements requiring payments in excess of $25,000 per annum to which email is a party or is otherwise bound;

                                   (3) Each instrument or agreement defining the
terms on which any debt of, or guarantees by, email has been or may be issued;

                                   (4) All loans or advances (excluding advances
for ordinary and necessary business expenses) by email to any of its officers, directors or shareholders or any member of the immediate families of such officers, directors or shareholders; and

                                   (5) All contracts, commitments or agreements,
including, without limitation, agreements with third party payors, to which email is a party or is otherwise bound and which involve future payments, performance of services or delivery of goods to or by email for annual payments (for any one or a series of related contracts) of at least $25,000.

                          (b) All parties to the contracts, commitments,
instruments and agreements listed in Schedule 3.14 have complied with the provisions thereof in all material respects, no party is in material default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a material default thereunder.

                          (c) (1) email is not a party to or bound by any
contracts or commitments that require payments in excess of $25,000 by any party thereto and are not cancelable by email on notice of not longer than 30 days;

                                   (2) No purchase contracts or commitments of
email exceed the ordinary requirements of its business or were entered into at an excessive price;

                                   (3) Subject to obtaining any requisite
consents of third parties, the enforceability of the contracts and commitments referred to in this Section 3.14 will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by the other agreements referred to herein;

                                   (4) Except as set forth on Schedule 3.14,
email is not a party to or bound by any contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

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                                   (5) email is not a party to or bound by any
employment agreement or any other agreement relating to its business that contains any severance or termination pay liabilities or obligations.

         Section 3.15 Insurance. An accurate and complete list of all policies of fire, medical, life, liability, product liability, workmen's compensation, health and other forms of insurance currently in effect with respect to email's business is set forth on Schedule 3.15. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which email is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for email's business; and the coverage provided thereby, with respect to any act or event occurring on or prior to the Closing Date, will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. No risks with respect to the email's business are or have been designated by email as being self-insured. email has not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for such insurance or with which it has carried such insurance in the last three years.

         Section 3.16 Customers and Suppliers. A list of email's ten largest customers and ten largest suppliers in terms of sales and purchases, respectively, showing the approximate total sales by email to each such customer and the approximate total purchases by email from each such supplier during such year is set forth on Schedule 3.16. No material adverse change has occurred in the business relationship of email with any such customer or any such supplier and, to email's knowledge, no facts exist and no events have occurred that could reasonably be expected to result in a material adverse change to any such relationship.

         Section 3.17 Accounts Receivable. A true and complete list of all accounts receivable of email as of the date of the Balance Sheet and the aging thereof is set forth on Schedule 3.17. All accounts receivable of email, whether reflected on such balance sheet or subsequently created through the Closing Date, represent sales actually made or services actually performed in the ordinary course of business and are current and either have been collected in full or will be collectable in full, without any setoff.

         Section 3.18 Certain Interests. Neither email nor any officer, director or shareholder thereof, nor any of their respective affiliates, has (a) any direct or indirect interest (other than the ownership of less than one percent of the outstanding securities of a publicly held company) in any corporation or business that is involved in or competes with email or (b) any direct or indirect interest in any property or assets used by, or relating to, email or its business, except through the ownership of email's capital stock.

         Section 3.19 Intellectual Property.

                          (a) email owns, free and clear of all liens,
mortgages, security interests, charges and encumbrances and has good and marketable title to, or holds adequate licenses or



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otherwise possesses all rights necessary to use, all patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), inventions, discoveries, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, object and source codes, and techniques used or proposed to be used in, or necessary for, the conduct of email's business as now conducted or proposed to be conducted (collectively, the "Intellectual Property").


                          (b) Schedule 3.19 contains an accurate and complete
list of (i) all such patents, trademarks, trade names, service marks and copyrights, and all applications therefor and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers; (ii) all licenses, permits and other agreements relating thereto; and (iii) all agreements relating to any of the Intellectual Property that any other person is licensed or authorized to use. The patents, trademarks and copyrights constituting a part of the Intellectual Property are valid, subsisting and enforceable, and are duly recorded in the name of email or one of its subsidiaries listed on Schedule 3.1.

                          (c) email has the sole and exclusive right to use all
of the Intellectual Property in all jurisdictions in which email conducts or proposes to be conducting its business, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.


                          (d) No claims have been asserted by any person
challenging or questioning the ownership, validity, enforceability or use by email of any of the Intellectual Property and, to the knowledge of email, there is no valid basis for any such claim, and the use or other exploitation of the Intellectual Property by email does not infringe on or dilute the rights of any person; and, to the knowledge of email, no other person is infringing on the rights of email with respect to any of the Intellectual Property.

                          (e) email has taken reasonable security measures to
protect the secrecy, confidentiality and value of its trade secrets and other confidential information.

                          (f) email has delivered to Parent all documents with
respect to any invention, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documents are accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any person.

         Section 3.20 Employee Benefit Plans.

                          (a) Except as set forth on Schedule 3.20, other than a
plan pursuant to Section 401(k) of the Code and health and life insurance policies (the "Employee Plans"), email maintains no bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar

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fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any current or former employee of email. email is not required to make any contributions under such 401(k) plan, a true and correct copy of which has been delivered to Parent.

                          (b) None of the Employee Plans promises or provides
retiree medical or other retiree welfare benefits to any person, (i) there has been no transaction or failure to act with respect to any Employee Plan that could result in any material liability of email; and (ii) all Employee Plans are in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules and regulations currently in effect with respect thereto, and email has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans except as to which such non-compliance, non-performance or default would not result and is not reasonably likely to result in a Material Adverse Effect.

                          (c) Except as set forth on Schedule 3.20, there are no
actions, suits or claims pending or threatened by former or present employees of email (or their beneficiaries) with respect to Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

                          (d) email has not granted, or adopted any plans
providing for the grant of, any option to purchase any capital stock of email.

         Section 3.21 Labor Matters.

                          (a) email has and is currently complying in all
material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice;

                          (b) There is no unfair labor practice charge or
complaint against email pending or threatened before the National Labor Relations Board nor, to the knowledge of email, is there any basis for any such charge or complaint;

                          (c) There is no labor strike, slowdown or work
stoppage pending or threatened against email;

                          (d) email has not experienced any significant work
stoppages or been a party to any proceedings before the National Labor Relations Board involving any significant issues or been a party to any arbitration proceeding arising out of or under collective bargaining agreements; and

                          (e) There is no charge or complaint pending or
threatened against email before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction. No employees of email are represented by any labor union and there is no collective bargaining agreement in effect with respect to such employees. To the knowledge of email, no labor union has engaged in any organizing activities with respect to email's employees.

         Section 3.22 Personnel. Schedule 3.22 contains an accurate and complete list of (a) the names, titles and current salaries of all officers of email and
(b) the wage rates for non-salaried and non-executive salaried employees of email by classification. email is not in default with respect to any obligation to any of its employees.

         Section 3.23 Bank Accounts. Schedule 3.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which email has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

         Section 3.24 Environmental.

                          (a) email is not required to obtain any permits,
licenses or other authorizations under federal, state and local laws, rules and regulations relating to pollution or protection of the environment (collectively, the "Environmental Laws").

                          (b) email is in full compliance with all terms and
conditions of such permits, licenses and authorizations and all Environmental Laws and has not received any notice alleging non-compliance. There is no civil, criminal or administrative action, suit, demand, claim, investigation, proceeding, notice or demand letter pending or threatened against email relating in any way to any Environmental Laws.

                          (c) There are no past or present events or conditions
relating to email that may interfere with or prevent compliance with any Environmental Laws or that may give rise to any common law or other legal liability thereunder.

         Section 3.25 Disclosure. No representation or warranty by email contained in this Agreement, and no statement contained in any document, list, certificate or other writing furnished or to be furnished by or on behalf of email to Parent or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 4.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to email as of the date hereof and as of the Closing Date (except for representations and warranties that expressly relate to a different date) as follows:

         Section 4.1 Organization, Etc. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Florida and the State of Delaware, respectively. Copies of the articles of incorporation of Parent and Merger Sub have been delivered to email, and such copies are complete and correct and in full force and effect on the date of this Agreement.

         Section 4.2 Authorization. Parent and Merger Sub have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Parent and Merger Sub have taken all action required by law and their articles of incorporation or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other act or proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement is a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

         Section 4.3 No Violation. Neither the execution or delivery of this Agreement by Parent and Merger Sub, nor the performance by Parent and Merger Sub of the transactions contemplated hereby (i) conflicts with, or constitutes a breach or default under (A) the articles of incorporation of Parent and Merger Sub, (B) any applicable law, or any applicable rule, judgment, order, writ, injunction or decree of any court or (C) any applicable rule or regulation of any administrative agency or other governmental or regulatory authority or (ii) violates, conflicts with, or constitutes a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or causes the acceleration of the maturity of any liability or obligation pursuant to, or results in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the property or assets of Parent or Merger Sub under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound or affected or to which any of the property or assets of the Parent or Merger Sub may be subject.

         Section 4.4 Validity of Stock. The shares of Parent Common Stock to be issued as the Merger Consideration pursuant to this Agreement shall be duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and will not be subject to preemptive rights.

                                   ARTICLE 5.

               CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (provided that such conditions are solely for the benefit of and may be waived by, Parent and Merger Sub):

         Section 5.1 Representations and Warranties. The representations and warranties of email contained herein, and the statements contained in any schedule, instrument, list, certificate or writing delivered by email pursuant to this Agreement, shall be true, complete and accurate as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such dates, unless otherwise expressly provided in this Agreement.

         Section 5.2 Performance. email shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by email at or prior to the Closing.

         Section 5.3 No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or govern mental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment, decree or injunction that (a) restrains or prohibits the consummation of any of the transactions contemplated hereby, (b) could have a material adverse effect on Parent's ability to exercise control over or manage email after the Closing or (c) could have a Material Adverse Effect.

         Section 5.4 Officer's Certificate. email shall have delivered to Parent a certificate executed by a duly authorized officer of email, dated as of the Closing Date, certifying the fulfillment of the conditions specified in this
Article V.

         Section 5.5 Secretary's Certificate. email shall have delivered to Parent a certificate, dated as of the Closing Date, executed by the Secretary of email certifying email's articles of incorporation, by-laws and resolutions of email's board of directors attached thereto.

         Section 5.6 Opinion of Counsel to email. Parent shall have received an opinion of Cane & Co., counsel to email, dated as of the Closing Date, in substantially the form attached hereto as Exhibit "A".

         Section 5.7 Documents. All other documents to be delivered by email to Parent at the Closing shall be satisfactory in form and substance to Parent.

         Section 5.8 Consents and Approvals. All licenses, permits, consents, approvals and authorizations of all third parties and governmental bodies and agencies shall have been obtained that are necessary, in the opinion of counsel to Parent, in connection with (a) the execution and delivery by email of this Agreement, (b) the consummation by email of the transactions contemplated hereby or (c) the ownership and operation by Parent of email, and copies of all such licenses, permits, consents, approvals and authorizations shall have been delivered to Parent.

         Section 5.9 email Shareholders. Each of the email Shareholders shall have executed (i) a waiver of any and all rights to participate in the VidKid Spin-Off (as defined in Section 8.2), (ii) a shareholder consent approving the terms of this Agreement and the transactions contemplated hereby and (iii) a securities law representation letter, in each case in form and substance satisfactory to Parent.

         Section 5.10 Shareholder Approval. Parent shall have obtained any shareholder approval required by law.

                                   ARTICLE 6.

                       CONDITIONS TO OBLIGATIONS OF EMAIL

         The obligations of email under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (provided that such conditions are solely for the benefit of, and may be waived by, email):

         Section 6.1 Representations and Warranties. The representations and warranties of Parent contained herein shall be true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise expressly provided in this Agreement.

         Section 6.2 Performance. Parent shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it at or prior to the Closing.

         Section 6.3 Capital Stock. As of the Closing Date, without giving effect to the consummation of the transactions contemplated by this Agreement, Parent shall have issued and outstanding no more than 1,600,000 shares of Parent Common Stock.

         Section 6.4 Cash and Liabilities. As of the Closing Date, Parent shall have no less than $500,000 in available cash and no outstanding liabilities.

         Section 6.5 Officer's Certificate. Parent shall have delivered to email a certificate, dated as of the Closing Date, executed by an authorized officer of Parent, certifying to the fulfillment of the conditions specified in this
Article VI.

         Section 6.6 Secretary's Certificate. Parent shall deliver to email a certificate, dated as of the Closing Date, executed by the secretary of Parent certifying as to Parent's articles of incorporation, by-laws and resolutions adopted by Parent's board of directors attached thereto.

         Section 6.7 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

         Section 6.8 Satisfaction of Debt. Parent shall have issued shares of Parent Common Stock to satisfy email's obligations pursuant to the advance to email of $500,000 by Michael Marcus.

         Section 6.9 Shareholder Approval. email shall have obtained any shareholder approval required by law.

                                   ARTICLE 7.

                            CONDUCT OF EMAIL BUSINESS

         7.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Schedules), E-Mail shall (a) conduct its business in the ordinary course, (b) use best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either E-Mail or Parent to obtain any necessary approvals of any third party required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

         7.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, email shall not, without the prior written consent of Parent:

                  (a) other than in the ordinary course of business, incur any indebtedness for borrowed money or any indebtedness that constitutes the deferred purchase price of any property or assets, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

                  (b) adjust, split, combine or reclassify any capital stock;

                  (c) make, declare or pay any dividend (whether in cash or property), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;

                  (d) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

                  (e) issue any additional shares of capital stock;

                  (f) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (including, without limitation, cash) to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

                  (g) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any investment in, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets, any other individual, corporation or other entity;

                  (h) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

                  (i) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

                  (j) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the conveyance, sale, lease, transfer or other disposition of all or a substantial portion of its business, property or assets, or the acquisition of its capital stock or securities convertible into capital stock, or the merger or consolidation, whether in one transaction or a series of transactions, of it with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of these matters);

                  (k) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

                  (l) make any material capital expenditures, make any material changes in its current method of conducting business, or liquidate, dissolve or suffer any liquidation or dissolution;

                  (m) make any material payment of principal of any debt, with a maturity of more than one year, for borrowed money or for the deferred purchase price of property or services except at the stated maturity of the debt or as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions applicable thereto);

                  (n) enter into any material agreement or become liable under any material agreement for the lease, hire or use of any real or personal property, or enter into any material sale/leaseback arrangement with respect to any real or personal property which now owned or hereafter acquired;

                  (o) incur or make any optional prepayment of, or purchase, redeem or otherwise acquire, or amend any provision pertaining to the subordination, or the terms of payment of, any subordinated debt;

                  (p) create, incur, assume or suffer to exist any lien or encumbrance of any kind upon any of its properties, assets, income or profits, whether borrowed or hereafter acquired;

                  (q) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

                  (r) amend  its articles of incorporation or its by-laws;

                  (s) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (t) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by general accepted accounting principles or regulatory guidelines; or

                  (u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 7.2.

                                   ARTICLE 8.

                              ADDITIONAL COVENANTS

         Section 8.1 Equity Financing.

                  (a) Within one hundred fifty (150) days following the Closing Date, Parent shall use its commercially reasonable best efforts to raise no less than $1,000,000 in gross proceeds through the sale of Parent Common Stock (the "Equity Financing").

                  (b) If Parent issues more than 400,000 shares of Parent Common Stock in connection with the Equity Financing, Parent shall issue additional shares of Parent Common Stock to the email Shareholders such that the email Shareholders' ownership in Parent will not be diluted by more than 400,000 shares in connection with the Equity Financing.

                  (c) If Parent issues less than 400,000 shares of Parent Common Stock in connection with the Equity Financing, Parent shall issue to the shareholders of Parent set forth on Schedule 8.1 a number of shares of Parent Common Stock equal to 400,000 minus the number of shares of Parent Common Stock issued in the Equity Financing.

         Section 8.2 VidKid Spin-Off.

                          (a) Parent shall file, as promptly as practicable
after the Closing and use its best efforts to cause to become effective as soon thereafter as is reasonably practicable, a registration statement (together with all supplements and amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to a public distribution by Parent of the shares of common stock of VidKid Distribution, Inc. held by Parent to the shareholders of Parent except for the holders of those shares issued pursuant to Section 1.6 hereof and those shareholders set forth on Schedule 8.2, who shall have executed appropriate waivers (the "VidKid Spin-Off").

                          (b) In connection with the obligations of Parent under
this Section 8.2, Parent shall:

                                   (1) prepare and file with the Commission such
amendments to the Registration Statement as may be necessary to keep such Registration Statement effective until completion of the VidKid Spin-Off and cause each prospectus included as part of such Registration Statement to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to rule 424 under the Securities Act;

                                   (2) use its reasonable best efforts to
register or qualify the securities of the Parent covered by the Registration Statement under applicable Blue Sky Laws; provided, however, that Parent shall not be required to (A) qualify as a foreign entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 8.2 or (B) subject itself to taxation in any jurisdiction if it is not otherwise so subject; and

                                   (3) make every reasonable effort to obtain
the withdrawal of any order suspending the effectiveness of the Registration Statement.

                          (c) Upon the effectiveness of the Registration
Statement, Parent shall effect the VidKid Spin-Off.

         Section 8.3 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall in good faith use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to make in a timely manner all necessary filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to the obligations under this Agreement.

         Section 8.4 Public Announcements. Neither Parent nor email shall, without the prior consent of the other party hereto, issue any press release or otherwise make any public statements with respect to the Merger or this Agreement except to the extent advisable under state and federal securities laws (which determination shall be made in consultation with such party's counsel).

                                   ARTICLE 9.

                                   TERMINATION

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any stockholder approvals thereof:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and email; or

                  (b) by either Parent or email if the Merger shall not have been consummated by December 31, 1999 (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been, in full or in part, the cause of or resulted in, in full or in part, the failure of the Merger to occur on or before such date).

         Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall become null and void and there shall be no liability on the part of any party hereto or any of their affiliates, directors, officers or stockholders except (i) as set forth in
Section 10.1, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE 10.

                               GENERAL PROVISIONS

         Section 10.1 Survival. All statements contained in any certificate or other instrument delivered by or on behalf of email, Parent or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by email, Parent or Merger Sub, as the case may be, with the same force and effect as if contained in this Agreement. All representations, warranties, covenants and agreements by email, Parent or Merger Sub shall survive the Effective Time for a period of two years after the Effective Time notwithstanding any investigation at any time by or on behalf of any party to which such representation or warranty was given, and shall not be considered waived by the consummation of the Merger contemplated by this Agreement with knowledge of any breach or misrepresentation by any of the parties hereto.

         Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

                  If to Parent or Merger Sub:

                  Realm Production and Entertainment, Inc.
                  4950 West Prospect Road
                  Ft. Lauderdale, FL  33009
                  Telecopier No.: (954) 745-0078
                  Attention:  Chief Executive Officer

                  With a copy to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                  260 S. Broad Street
                  Philadelphia, PA  19102
                  Telecopier No.: (215) 568-6603
                  Attention:  Michael C. Forman, Esq.

                  If to email:

                  emailthatpays.com
                  428 West Sixth Avenue
                  Vancouver, British Columbia  V5Y1L2
                  Telecopier No.:  (604) 801-5575
                  Attention:  Chief Executive Officer

                  With a copy to:

                  Cane & Company, LLC
                  101 Convention Center Drive
                  Suite 1200
                  Las Vegas, NV  89109
                  Telecopier No.:  (702) 312-6255
                  Attention:  Michael Cane


         Section 10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 10.4 Waiver. Any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and

(c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 10.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.6 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         Section 10.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 10.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except by the mutual written consent of the parties hereto.

         Section 10.9 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 10.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflict of law principles.

         Section 10.12 Jurisdiction. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts and the state courts located in the State of Florida in any suit or proceeding based on or arising under this Agreement and irrevocably agree that any and all claims arising out of this Agreement or related to the transactions contemplated by this Agreement shall be determined exclusively in such courts. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.

         Section 10.13 Fees and Expenses. Each party to this Agreement shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement, including without limitation, attorney's fees, accounting fees and fees of any investment bankers or other financial advisors. In connection therewith, Parent shall as an investment banking fee issue 525,000 shares of Parent Common Stock to those persons set forth on
Schedule 10.13. The shareholders who shall receive Parent Common Stock as an investment banking fee (the "Investment Banking Shares") shall not participate in the VidKid Spin-Off with respect to the Investment Banking Shares. However, this exclusion shall not apply to any shares of Parent Common Stock owned by such shareholders other than the Investment Banking Shares. The Investment Banking Share amounts represent the number of such shares issued after the 1-for-10 reverse stock split declared by Parent and contemplated to be effected prior to the Closing.

         Section 10.14 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which when executed shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

         Section 10.15 Joint Participation. Parent and email have participated in the drafting of this Agreement and hereby expressly acknowledge such joint participation. No provision of this Agreement shall be construed against any party because such party drafted such provision.

         Section 10.16 Exhibits and Schedules. All Exhibits and Schedules attached hereto or delivered pursuant to this Agreement are incorporated by reference into, and made a part of, this Agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub and email have caused this Agreement to be executed as of the date first written above.

                                    Realm Production and Entertainment, Inc.

                                    By: /s/ Steven Adelstein
                                        -------------------------------------
                                        Steven Adelstein
                                        President


                                    Realm Acquisition Corp.

                                    By: /s/ Steven Adelstein
                                        -------------------------------------
                                        Steven Adelstein
                                        President


                                    emailthatpays.com


                                    By: /s/ Daniel Hunter
                                        -------------------------------------
                                        Daniel Hunter
                                        President

                  Index to Schedules and Exhibits to Agreement

     Schedule 1.6 email shareholders
     Schedule 3.1 email subsidiaries
     Schedule 3.3 email capitalization
     Schedule 3.7 Insurance Calim (a) & (j)
     Schedule 3.7 Purchase of Coastal Media Shares (p)
     Schedule 3.9 Leases
     Schedule 3.12 Taxes
     Schedule 3.13 Consents and Approvals.
     Schedule 3.14 Contracts, Commitments and Returns
     Schedule 3.15 Insurance
     Schedule 3.16 Customers and Suppliers
     Schedule 3.17 Accounts Receivable
     Schedule 3.19 (b) Trademarks & Service Marks
     Schedule 3.20 Employee Benefit Plans
     Schedule 3.22 Personnel
     Schedule 3.23 Bank Accounts
     Schedule 8.1 Equity Financing ( c )
     Schedule 8.2 Additional Exclusions from VidKid Spin-Off
     Schedule 10.13  Investment Banking Shares
     Exhibit "A" Opinion of Counsel to email